Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GLOBAL PAYMENTS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, without par value	Other	344,139 shares(2)	$99.86	$34,365,720.54	$110.20 per $1 million	$3,787.10

	Total Offering Amounts					$34,365,720.54		$3,787.10

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$3,787.10
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, without par value (“Common Stock”) of Global Payments Inc. (the “Registrant,” “Global Payments” or the “Company”), registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant the EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan, which awards were converted into a corresponding award in respect of Common Stock on March 24, 2023 pursuant to the Agreement and Plan of Merger, dated as of August 1, 2022, by and among the Registrant, Falcon Merger Sub Inc., a wholly owned subsidiary of the Registrant, and EVO Payments, Inc.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on March 20, 2023, a date within five business days prior to the filing of this registration statement.